Exhibit 10.1

UNITED TECHNOLOGIES CORPORATION

ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

Amendment 2

The United Technologies Corporation Annual Executive Incentive Compensation Plan is hereby amended, effective January 1, 2009, by adding Article VII as follows:

VII. RECOUPMENT OF PAYMENTS

A. MANDATORY RECOUPMENT OF AWARD PAYMENTS. Any Employee or former Employee who received an award under this Plan shall be obligated to repay to the Corporation all or a portion of the amount received in connection with a fiscal year in which:

(i) there was a restatement of earnings for the Corporation or a business unit; or

(ii) there was a recalculation of a financial or other performance metric related to the determination of an annual incentive compensation award; and

(iii) the Employee was involved in the formulation of the incorrect statement of earnings or calculation of a performance metric; and

(iv) the inaccuracies were attributable, in whole or in part, to the Employee’s negligence or intentional misconduct; and

(v) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the Employee.

B. AMOUNT SUBJECT TO RECOUPMENT. The minimum amount subject to repayment by an award recipient under the circumstances described in Section A will equal the difference between the actual amount of an award and the amount that would have been paid, as determined by the Committee in its sole discretion, had the correct earnings or other performance measurement been utilized in the determination of the amount of the award. The Committee may require repayment of an amount greater than the calculated adjustment, based on its review of the facts involved.

C. DISCRETIONARY RECOUPMENT OF AWARD PAYMENTS. The Committee reserves the right to require repayment of awards from Employees who were not involved in a financial restatement or erroneous performance measurement computation if the Committee determines that, as a result of the disparity between actual performance and inaccurate performance data used in determining awards, it would not be appropriate to maintain awards at the levels paid prior to the adjustment or re-calculation. Discretionary adjustments under this paragraph shall not be permitted after the occurrence of a “Change in Control,” as defined in the Corporation’s Long Term Incentive Plan.

D. ADMINISTRATION. The Committee shall be responsible for making determinations under this Article VII. Its decisions shall be binding and conclusive on all Award recipients. If an Employee refuses to repay all or a portion of an award, as requested by the Committee, such Employee shall be responsible for attorney’s fees and other costs incurred by the Corporation to secure the requested repayment amount.